EXHIBIT 10.22

Website Software and Services Agreement

Licensee:	Legal Name:	Raycom Media, Inc.	Date: October 1, 2011
	Address:	RSA Tower, 20th Floor
201 Monroe Street
Montgomery, AL 36104

Site(s):	See attached Exhibit A.

Term:	The Term of this Agreement will commence on January 1, 2012 and end on December 31, 2016 (the “Term”). Notwithstanding the foregoing, Licensee may terminate this Agreement on June 30, 2014, provided it gives WorldNow at least 90 days prior written notice thereof. The term of the Affiliation Agreement between Licensee and WorldNow dated December 19, 2005 (as amended, the “Prior Agreement”) will end on December 31, 2011.

Standard Services:	WorldNow will provide the Standard Services set forth on Exhibit B.

Fees:

	Platform License Fees	See Special Terms below
	Video Bandwidth	WorldNow’s cost plus 35% per MB streamed each month, payable monthly
	Video Storage	WorldNow’s cost plus 35% per GB stored each month, payable monthly
	Video Encoder	$4,275 per encoder through December 31, 2012, thereafter, encoders will be available at list price (currently $5,925), payment required prior to encoder delivery
	Encoder Maintenance	$62.50 per month ($750 per year) per encoder
	Local Ad-Serving	Licensee may use WorldNow’s implementation of DART DFP ad management system at the following rates: WorldNow’s cost plus 35% for local ad calls (WorldNow’s cost plus 15% for mobile ad calls). WorldNow will notify Licensee in writing of the new rates when WorldNow’s costs change.

Billing:

Platform and video license fees for each calendar year shall be payable as follows: one half on October 1 of the prior year and one-half on February 1 of the current calendar year. (e.g., for the 2012 calendar year, one half of total license fees are due on October 1, 2011 and the remaining half are due on February 1, 2012) WorldNow acknowledges receipt of Licensee’s October 1, 2011 payment of one-half of the 2012 license fees. Monthly fees for streaming and storage usage, video encoder maintenance fees and monthly optional services fees will be paid by Licensee within 30 days following receipt of WorldNow’s invoice.

National Advertising Sales:

Inventory Split	WorldNow is allotted the National Advertising inventory set forth on Exhibit C; all other Site advertising inventory controlled by Licensee.
Revenue Share	Licensee receives the share of Net Revenues collected from WorldNow’s National Advertising share as specified on Exhibit C; Licensee retains all proceeds from its share of ad inventory.

Optional Services:	At Licensee’s option, WorldNow will provide the following Optional Services in exchange for the fees set forth herein:

[ ] Local Ad Sales	In market Direct Sales Support and Production, as outlined below under Local Sales Services and described in more detail in Exhibit D.

Special Terms:

License Fees: The monthly license fees payable by Licensee to WorldNow as platform and video license fees for 2012 and 2013 are set forth on Exhibit A. For 2013 the amount of such platform and video license fees will increase by an additional three percent (3%) from the level of such fees payable in 2012 as set forth on Exhibit A. For 2014 and each year thereafter, the platform and video license fees will increase 2% from the prior year’s level. The license fees set forth in this Agreement are subject to mutually agreed adjustment in the event that Sites are added or removed from the Agreement.

Most Favored Nations: In the event that during the Term WorldNow licenses its Producer platform (CMS + video) or sells equipment to a television broadcaster at rates lower than the average price per Site paid by Licensee (excluding the 4 free Sites on Schedule A and the Sunbelt Ag Site) without Licensee’s prior approval, Licensee shall be entitled to receive the same reduction in License Fees or equipment fees, as the case may be, on a prospective basis from the date that such lower rates are accorded to another of WorldNow’s licensees. In calculating the Producer license fee charged to a third party, WorldNow shall be entitled in its reasonable good-faith judgment to include the rates charged to such third party for additional services (such as video bandwidth & storage fees, ad-serving fees, etc.) and the overall value of additional consideration provided by such third party (such as increased advertising inventory) or services withheld by WorldNow, and shall not be violation of the minimums set forth in this section if the total fees and other consideration received from such third party is equal or greater than the average per Site fees payable hereunder by Licensee for a comparable menu of services. In addition to television broadcasters, the foregoing Most Favored Nations provisions will apply to WorldNow’s licensing of its Producer platform (CMS + video) to (i) the largest newspaper by daily print circulation in each DMA, and (ii) the 100 largest newspapers, by daily print circulation, in the United States.

Local Sales Services: Commencing on January 1, 2012, WorldNow will transition all local sales programs launched under the Prior Agreement to Licensee’s stations and WorldNow will no longer be responsible for selling, production or support of those programs. Commissions payable to WorldNow for Category Project Sales made under the Prior Agreement will be adjusted as follows:

(a) for Sales billings made after January 1, 2012 under advertiser Sales agreements that are first entered on or after January 1, 2012 or which are in a renewal term that commenced on or after November 1, 2011, WorldNow will receive a 3% commission on the collections for such billings in 2012. Additionally, for Licensee’s stations that have launched or will launch sales programs that are the same as or similar to WorldNow’s Category Projects, but which do not use WorldNow’s direct in-market sales or production support, WorldNow will receive a 3% commission on Licensee’s collections for sales billings made in 2012.

(b) for Sales billings made after January 1, 2012 under advertiser Sales agreements entered before January 1, 2012 that are in their original term or in a renewal term that commenced before November 1, 2011, WorldNow will receive a 15% commission on Licensee’s collections for such billings.

(c) The commission waiver contained in Section 4(c) of the January 1, 2009 amendment to the Prior Agreement will be discontinued on December 31, 2011.

(d) After December 31, 2012, Licensee will no longer owe Worldnow any commissions or other amounts for any of the local sales programs referred to above.

(e) Notwithstanding the foregoing, during the Term WorldNow will be available at Licensee’s request to provide its in-market Sales services as an optional service pursuant to the terms of Exhibit D.

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Additional Sites: (a) During the Term, Licensee may use the WorldNow platform and WorldNow’s mobile web platform, to operate an agriculture website on a month to month basis, in exchange for a fee of $1,000 per month.

(b) During the Term, Licensee may use the WorldNow platform to operate a news website for station WFXG in exchange for a fee of $1,000 per month.

(c) During the Term, Licensee may use the WorldNow platform to operate four non-news websites (WSFX, WXTX, WUPV and WTNZ) without payment of license fees. In the event that one of these websites launches a news department, the parties will mutually agree on license fees for that website.

(d) Except for the license fee terms set forth above, all of the other provisions of this Agreement will apply to the operation of the foregoing additional websites.

Optional Mobile Live Streaming: For Sites that have MVA Encoders 8.1 or higher, WorldNow will make available at Licensee’s option live streaming for mobile Flash videos in exchange for a $202 per month per Site charge. The monthly fee includes 250GB of usage, with overages charged at a rate of $0.324 per GB. The foregoing charges reflect pricing equal to WorldNow’s cost plus 35%, accordingly, these charges are subject to adjustment in the event that WorldNow’s costs for these services change.

This Agreement, which consists of this Cover Page, the attached Exhibits and Standard Terms and Conditions, shall become effective when signed below by the parties.

Raycom Media, Inc.		Gannaway Web Holdings, LLC, d/b/a WorldNow

By:	/s/ Pat LaPlatney	By:	/s/ Robert Mischel

Name:	Pat LaPlatney	Name:	Robert Mischel

Title:	Vice President, Digital Media	Title:	Chief Financial Officer and Chief Operating Officer

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Exhibit A

	2012			2013
STATION	PLATFORM	VIDEO	TOTAL	PLATFORM	VIDEO	TOTAL

KAIT	21,567.60	16,524.00	38,091.60	22,214.63	17,019.72	39,234.35
KCBD	35,953.20	16,524.00	52,477.20	37,031.80	17,019.72	54,051.52
KFVS	40,489.20	16,524.00	57,013.20	41,703.88	17,019.72	58,723.60
KHNL	44,744.40	16,524.00	61,268.40	46,086.73	17,019.72	63,106.45
KLTV	32,961.60	16,524.00	49,485.60	33,950.45	17,019.72	50,970.17
KOLD	35,845.20	16,524.00	52,369.20	36,920.56	17,019.72	53,940.28
KPLC	21,567.60	16,524.00	38,091.60	22,214.63	17,019.72	39,234.35
KSLA	38,599.20	16,524.00	55,123.20	39,757.18	17,019.72	56,776.90
KTRE	21,567.60	16,524.00	38,091.60	22,214.63	17,019.72	39,234.35
WAFB	52,974.00	16,524.00	69,498.00	54,563.22	17,019.72	71,582.94
WAFF	33,037.20	16,524.00	49,561.20	34,028.32	17,019.72	51,048.04
WALB	29,959.20	16,524.00	46,483.20	30,857.98	17,019.72	47,877.70
WAVE	66,873.60	16,524.00	83,397.60	68,879.81	17,019.72	85,899.53
WBTV	68,850.00	16,524.00	85,374.00	70,915.50	17,019.72	87,935.22
WBRC	44,852.40	16,524.00	61,376.40	46,197.97	17,019.72	63,217.69
WCSC	68,850.00	16,524.00	85,374.00	70,915.50	17,019.72	87,935.22
WDAM	22,334.40	0.00	22,334.40	23,004.43	0.00	23,004.43
WECT	20,822.40	16,524.00	37,346.40	21,447.07	17,019.72	38,466.79
WFIE	44,949.60	16,524.00	61,473.60	46,298.09	17,019.72	63,317.81
WFLX	50,014.80	16,524.00	66,538.80	51,515.24	17,019.72	68,534.96
WFXG	10,800.00	0.00	10,800.00	11,124.00	0.00	11,124.00
WISTV	57,412.80	16,524.00	73,936.80	59,135.18	17,019.72	76,154.90
WLBT	44,949.60	16,524.00	61,473.60	46,298.09	17,019.72	63,317.81
WLOX	32,961.60	16,524.00	49,485.60	33,950.45	17,019.72	50,970.17
WMBF	33,048.00	16,524.00	49,572.00	34,039.44	17,019.72	51,059.16
WMCTV	71,852.40	16,524.00	88,376.40	74,007.97	17,019.72	91,027.69
WOIO	100,980.00	16,524.00	117,504.00	104,009.40	17,019.72	121,029.12
WSFA	44,949.60	16,524.00	61,473.60	46,298.09	17,019.72	63,317.81
WTOC	41,925.60	16,524.00	58,449.60	43,183.37	17,019.72	60,203.09
WTOL	60,922.80	16,524.00	77,446.80	62,750.48	17,019.72	79,770.20
WTVM	23,662.80	16,524.00	40,186.80	24,372.68	17,019.72	41,392.40
WWBT	68,850.00	16,524.00	85,374.00	70,915.50	17,019.72	87,935.22
WXIX	76,269.60	16,524.00	92,793.60	78,557.69	17,019.72	95,577.41
SunbeltAgNet	10,800.00	0.00	10,800.00	11,124.00	0.00	11,124.00
Total License Fee	1,476,198.00	512,244.00	1,988,442.00	1,520,483.94	527,611.32	2,048,095.26

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Exhibit B Standard Services: I. Technology Users and Site Hosting

●	An unlimited number of users at each Property with access to the WorldNow Producer

●	Unlimited site hosting and bandwidth on a scalable and secure platform

●	All site hosting and bandwidth costs, with the exception of video storage and streaming bandwidth as outlined, are included in the Producer platform license fees.

●	Access to an FTP server or site for storage of Licensee files to be used in connection with the Sites, such as images, code snippets and pdfs.

The Producer – An intuitive, browser-based content management system which enables content producers to control complex publishing, interactive features and site management tasks. The Producer provides the ability to, among other things, create, publish and manage content including text content, images and video, control elements of site design and layout, integrate and manage third-party content, and syndicate content.

Key Interactive Features Of The Producer Include:

Outbound Direct Email	RSS & MRSS Feeds

Slide Shows	Form and Contest Builder

Member Center/Registration	User Comments/Ratings

Content Sharing/Syndication	Weather Alerts

Polls	Search

Technical Support – At no additional charge, the WorldNow Affiliate Communications and Technology team (ACT) will provide unlimited technical support, issue resolution and real-time response to software or hardware-related questions and problems, 24 hours a day, seven days a week. The ACT team is responsible for responding to, tracking and resolving any technology issues that Properties may encounter.

Software Enhancements/Online Training – WorldNow will provide unlimited access to online self-service video tutorials in addition to quarterly scheduled group training sessions in the WorldNow Learning Series. WorldNow shall also provide telephone-training sessions, at Licensee’s request, upon the delivery of each major upgraded version of the Producer.

Video Encoder - Use of the Video Producer may require purchase of a video encoder for each Site, which WorldNow provides for the amount set forth on the Cover Page. The video encoder includes hardware, indexing software and customization, additional components, testing, and shipping. The video encoder is subject to normal industry obsolesce, and upgrades and replacements shall be at Licensee’s expense. Licensee shall not install any third party software on the video encoder.

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The codecs currently supported by the WorldNow Video Producer are: Ingest Formats:

●	Windows Media (Planar YUV, S-Mpeg4 v3, Windows Media 9, Screen Video, WMPv7, WMPv8, WMPv9)

●	Quicktime (Apple Graphics, H.264 mp4v, ITU H.263, Sorenson Video 1, Sorenson Video 3, AVC, ISO MPEG-4)

●	MPEG-1; MPEG-2; MPEG-4 (H.264/MPEG-4 AVC, ISO MPEG-4)

●	AVI (BI_RGB Raw Bitmap, DVC/DV Video, Matrox DVCPRO, Matrox DVCPRO50, Microsoft Video 1, RAW I420, S-Mpeg 4 version 2); and MXF.

Output Formats:

●	FLV (VP6)

●	H.264; 3GP

●	Windows Mobile: MPEG-2 and MPEG-4

●	Additional codecs may require additional fees.

Analytics – WorldNow currently provides site and video reporting through WebTrends at no additional cost, although WorldNow may change analytics providers from time to time.

Ad Serving – WorldNow provides a license for ad serving through DoubleClick DART at no additional cost, other than the ad-serving fee for local ad calls set forth on the Cover Page.

Application Programming Interfaces - During the Term, WorldNow will make available to Licensee our Applications Programming Interfaces (“APIs”) for use in connection with the WorldNow Video Software. The APIs will allow Licensee to develop various features and functions that interface with the WorldNow platform for new or modified software services. There is no additional cost for use of the APIs, which Licensee may discontinue at any time. There are, however, some important restrictions that govern use of the APIs. The APIs may only be used in connection the WorldNow Software and the license to use the APIs is co-terminus with your license herein to use the WorldNow Software. Moreover, all of the restrictions and warranty limitations contained in this Agreement for use of the WorldNow Software apply to use of the APIs. The APIs are designed for experienced developers/software engineers and are supported with appropriate documentation. WorldNow does not provide training or support for the APIs.

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II. Strategic Support / Sales Training

Client Services – Licensee will receive the support of a dedicated Client Services Manager who acts as a “front-line” day-to-day contact for each Property and the group. WorldNow’s CS team will manage the site launch process for new Sites, and provide in-market training. WorldNow’s Client Services team will provide consulting support focused on the continued growth and strategic plan for each Site. This will include the creation of monthly audience development reports, annual site reviews, working with Licensee to develop strategies for increasing page views, providing industry best practices on layout, use of social media and SEO.

III. Custom Development Work and Support Services*

Site Design – The toolset WorldNow provides will allow for the client to control primary graphics, site navigation and the opportunity to create custom HTML or JS elements throughout the site. In consultation with Licensee, WorldNow will provide custom design work.

Custom Features Development – WorldNow will provide development and consultative services for custom features such as top story rotators, weather display applications and more. Our design and production teams will work with your staff to define requirements, design elements, and develop functionality for these types of features.

Custom Integration/ Content Migration – WorldNow will provide custom integrations and content migration as requested by Licensee.

Site Training –Upon Licensee’s request for on-site training, Licensee will reimburse WorldNow for reasonable travel and lodging expenses associated with on-site training.

*Third Party Application Integration - Unless an inordinate amount of time and resources are required, WorldNow normally performs the work necessary to integrate third-party applications and content, and provide custom design work, at no additional charge. In the event that integration or custom development would require additional costs, WorldNow present a timeline and estimated hours to complete the work required. WorldNow will bear the responsibility of delivering work within the proposed fixed fee rate structure and timelines.

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IV. National Content Feeds and Channels**

WorldNow provides without additional cost a bundle of consumer focused news and information content packages built to supplement local content offering. Content seamlessly flows through the sites, where it can be enhanced and “localized” using The Producer.

AP State Feeds: As long as Licensee has the corresponding AP license, WorldNow will provide AP state news feeds.

AP Online Premium: As long as Licensee has the corresponding AP license, WorldNow will provide the AP Online Premium content package, which consists of national and international news, entertainment and specialty content. Licensee controls all advertising inventory on the AP Online Premium content pages except for one 728x90 leaderboard unit, two 300x250 island ad units and one 500x300 unit with the net ad revenue collected by WorldNow from the sale of such units shared back to Licensee pursuant to Exhibit B after payment to AP of its revenue share.

Optional Lifestyle Channels: At Licensee’s option, WorldNow will provide its suite of Lifestyle Content Channels. Licensee and WorldNow will mutually agree on the navigation and promotion for the Lifestyle Channels on the Sites that elect to display them. Lifestyle Channels are underwritten by national advertising and WorldNow will share, pursuant to Exhibit B, the net national revenue actually received by WorldNow from its sale of ad inventory that is allocable to the Lifestyle Content Channels displayed on the Site. In some instances, Licensee’s access to shared advertising inventory on Lifestyle Content Channel pages may be reduced or eliminated due to content provider restrictions.

Specialty Products: Content initiatives that are smaller in scope than a dedicated channel, and may be presented as a stand-alone product or as part of a dedicated product. Examples include: Lottery Results, 401k Investing and Pollen Report.

Seasonal Packages: Seasonal packages may or may not include National advertisers. The main goal of these packages is to increase event driven and seasonal Site traffic. Examples include but not limited to Holiday packages, Mothers Day and Back to School.

Promotional Block: The Lifestyle Channels shall (and the Specialty Products and Seasonal Packages may) also include a promotion block, provided that Licensee may determine the display location for such block.

Weather: WorldNow provides supplemental weather data at no additional cost, including the following: extended day forecast information for your DMAs, automated county by county alerts from the National Weather Service, more than 200 regularly updated local, regional and national satellite and radar images and seasonal weather content packages.

**Note regarding third-party content advertising inventory – Licensee acknowledges that some of the third-party content supplied by WorldNow for use on the Sites is made available to WorldNow from third parties on an advertising revenue-share basis, with either WorldNow or such third party having the exclusive right to sell advertising in connection with the display of such content.

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Exhibit C National Advertising and Promotion

Ad Unit	Allocation	Comments

Two 300x250 Rectangle Ads	2012: 60% Licensee / 40% WorldNow	*Appears on all pages (Unit 1 to the right and above the fold, Unit 2 generally below the fold).
	2013 & beyond: 65% Licensee / 35% WorldNow	*300x250 Rectangle “A” unit on story pages, is flexible to any IAB ad unit up to 300x600.
*WorldNow retains 50% of the Net Revenue from sale of WorldNow units

728x90 Leaderboard Ad	2012: 60% Licensee / 40% WorldNow	*Appears above branding on all pages.
	2013 & beyond: 65% Licensee / 35% WorldNow	*Licensee has the option to exclude from Site homepages
	Homepage: 70% Licensee / 30% WorldNow	*WorldNow retains 50% of the Net Revenue from sale of WorldNow units

Rich Media*	2012: 60% Licensee / 40% WorldNow	* Example: auto expanding units, page takeovers, peel backs, 850x30 pencil/pushdown
	2013 & beyond: 65% Licensee / 35% WorldNow	* WorldNow will communicate with Licensee prior to each sale by it of the 850x30 unit and will give preference to Licensee’s locally sold deals in order to avoid conflicts
*WorldNow campaigns will be subject to Licensee approval
*WorldNow retains 50% of the Net Revenue from sale of WorldNow units

WorldNow 3rd Party Supplied Video	100% WorldNow	* Inventory on all video content such a pre-rolls, companion ads, overlays, flyouts and other formats, supplied by WorldNow
*WorldNow retains 50% of the Net Revenue from sale of WorldNow units

Licensee Supplied Video	70% Licensee / 30% WorldNow	* Inventory on all video content such as pre-rolls, companion ads, overlays, flyout and other formats, supplied by Licensee
* Video pre-roll (not to exceed :15 seconds).
* If WorldNow has not sold particular inventory in a premium campaign, Licensee will have the right to buy back such inventory for use in sponsorships in exchange for a fee not to exceed $10 CPM.
* Net Revenue share of 70% back to Licensee.

Text Links	100% WorldNow	* Net Revenue share of 60% back to Licensee.

Google Search	100% WorldNow	* Net Revenue share of 60% back to Licensee

* Rich Media Inventory: WorldNow shall have the right to run “Rich Media” ads as herein defined. Rich Media is now defined by the IAB and for the purpose of this Agreement as: advertisements with which users can interact (as opposed to solely animation and excluding click-through functionality) in a web page format. These advertisements can be used either singularly or in combination with various technologies, including but not limited to; Sound, Video or Flash, and with programming languages such as Java, JavaScript, and DHTML.

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Rich Media where the user experience expands beyond the confines of the ad space or has an audio component must be user initiated. Any Rich Media ads not adhering to this guideline will be rejected by WorldNow. All rich media formats used by WorldNow will be subject to Licensee’s prior approval.

In addition, WorldNow will use all reasonable efforts to identify and reject ads which it considers offensive or inappropriate including: provocative ads (scantily clad men or women or sexually explicit); network affiliate logos (ABC, CBS, NBC, FOX, CW); Spyware (no spyware or automatic downloads); TV programming ads (no news or information, weather or tune-in TV programming ads); misleading ads (ads which trap the viewer into a false premise such as “you are the 100th visitor” or “catch the spider and win a free computer”). Rich Media Ads that require the advertising to run in a unit not otherwise allowed under this Agreement will be subject to approval by Licensee on a case-by-case basis, at Licensee’s sole discretion.

National Advertising Sales

(a) Advertising Inventory – WorldNow may exclusively sell national advertising on the Site in the national advertising inventory spaces allotted to it as set forth above. All of the other advertising inventory units on the Site will be allocated to Licensee for its sole use. The parties will coordinate and consult with each other to avoid, if possible, sales that compete or conflict. WorldNow will work with Licensee to pull national ads off of Site pages that are built exclusively for local advertisers. As used in this Agreement, Net Revenue means the total amounts collected by WorldNow from the sale hereunder of national advertising, less third-party revenue shares, third party agency commissions, rep fees and ad-serving costs. The parties will work together in good faith to develop a plan for either party from time to time to buy display inventory that is allocated to the other party, with the goal of optimizing the advertising revenue for both parties. In connection with the foregoing, Licensee will assign to WorldNow the right during the Term to include the Sites’ traffic in WorldNow’s network traffic reports (e.g., comScore).

(b) Exclusively Local Ad Pages -WorldNow will be allotted national advertising inventory on all pages of the Sites, including Links Plus pages, except exclusively localized pages of which Licensee gives WorldNow notice, such as locally originated directories and sponsored content pages, where the content in the pages exists for the sole benefit of local sponsors, and other exclusively local sponsor pages such as, but not limited to, Local Lifestyle, Local Guides, Local Classifieds (i.e., locally managed), Contests, Local Online Stores, Featured Station Talent, Community Events and Community Guides, Local Health Category Page and Local Radar Page. Licensee may, however, elect to allow national advertising inventory on otherwise exclusively localized pages. Notwithstanding the foregoing, the Sites’ homepages, news pages, weather pages and National Lifestyle Channel pages that WorldNow permits Licensee to localize with local content, shall not be considered exclusively localized pages.

(c) Licensee’s National Sales - Licensee may sell directly to regional and national advertisers, however, except as set forth below in section (d), Licensee will not make such inventory available to national online agencies or online aggregators such as; Centro, Internet Broadcasting, COX Digital Sales, Mediaspan, ITN Networks, Lion New Media, Red McCombs, Novus, however nothing in this Agreement will prevent Licensee from selling advertising inventory on the Site directly to local, regional or national advertisers. Notwithstanding the foregoing, only in the event Licensee is presented with the opportunity to make inventory available to national online agencies and/or online aggregators under circumstances which do not directly or indirectly compete with WorldNow then WorldNow shall not unreasonably withhold its consent to Licensee providing inventory to such agencies or aggregators.

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(d) Online Display & Video Remnant Backfill - WorldNow will provide remnant backfill advertising for Sites’ local display and video inventory. For local display and video backfill WorldNow’s Net Revenue will be divided 85% to Licensee and 15% to WorldNow. Any such backfill may be pre empted by Licensee at any time. In the event that Licensee uses WorldNow for remnant backfill, then Licensee will not use any other party for backfill services during the time that Licensee uses WorldNow to provide such services. Notwithstanding anything to the contrary herein, Licensee may sell its share of inventory hereunder to COX Digital Sales for use in connection with COX’s targeted vertical national sales product.

(e) Mobile Inventory Sales: Licensee will control all of the mobile advertising inventory on the Sites. During the Term and upon Licensee’s request, WorldNow will make available premium and remnant advertising for Licensee’s mobile inventory on the Sites. For premium mobile advertising inventory sales, WorldNow’s Net Revenue will be divided 70% to Licensee and 30% to WorldNow and for mobile backfill advertising sales, WorldNow’s Net Revenue will be divided 75% to Licensee and 25% to WorldNow.

(f) Revenue Reports – Following the end of each calendar quarter during the term of this Agreement, WorldNow shall deliver to Licensee a Revenue Report regarding the regional/national sales made by WorldNow hereunder accompanied by a payment of the amount shown to be due to Licensee.

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Exhibit D

Optional In Market Direct Sales Support and Production:

(a) In Market Support: At Licensee’s request, WorldNow Regional Sales Directors (RSDs) will be available to make trips to the market of the Sites in support of local convergence sales. The primary purpose of these Property visits is to build momentum by going on sales calls, making presentations and closing new business in connection with WorldNow’s packaged sales programs launched for the Site (“Category Projects”). Licensee shall assist WorldNow’s RSD in lead generation, scheduling appointments with advertisers and other aspects of market set-up as outlined in WorldNow Travel Commitment Accord which we ask to be reviewed before committing to market trips. RSD in-market sales trips confirmed in writing with Licensee and cancelled on less than 30 days prior written notice will be subject to a $2,500 cancellation fee. For each Category Project launched, Licensee must maintain a minimum of 8 clients or WorldNow reserves the right to cancel that Category Project.

(b) WorldNow Commissions: In connection with WorldNow’s Optional Direct Sales Support, WorldNow will be entitled to receive a 15% commission on the amount of Sales and renewals thereof made hereunder by WorldNow’s RSDs, or by Licensee in conjunction with WorldNow’s materials or support, for the Category Projects launched by WorldNow for the Site and including the portion of such Sales made during the Term that are invoiced after the expiration of the Term. WorldNow’s commission will be computed upon the monthly gross Sales amounts billed by Licensee net only of advertising agency commissions and third party production costs. Advertising sales for the Site made by Licensee’s sales staff and independent of any WorldNow Category Projects launched on the Site shall not be subject to WorldNow’s commission under this Agreement.

(c) Sales Definition: As used in this Agreement the term “Sales” shall mean the total price to be paid pursuant to contracts (including insertion orders) for the purchase of online and/or convergent advertising (convergent advertising is online and on-air advertising sold together for a single price) and/or website sponsorships for the Category Projects. Convergent advertising packages for WorldNow Category Projects that are converted to on-air only packages during the original term of the agreement for such category project will continue to be subject to WorldNow’s Sale’s commission for the remainder of the original term. All Sales will be subject to Licensee’s prior approval. Licensee will promote each Category Project with advertising and/or content inventory located above the fold on the home and main section pages of the Site.

(d) Sponsorship Production Services: WorldNow will provide the Sponsorship Production Services without charge for all Sales for the Site made in connection with WorldNow’s Direct Sales Support/Category Projects. In the event an advertiser cancels before the executed launch of their site, Licensee will be responsible for a production fee of $1,200.

(e) Travel Expense: Licensee shall have approval over WorldNow’s travel and lodging expenses in connection with WorldNow’s in-market visits to provide sales consulting and sales services and to provide strategic support services, and Licensee shall pay for such expenses or reimburse WorldNow for such expenses.

(f) Licensee Reporting Licensee will deliver a report to WorldNow within 15 days following the end of each month detailing the amount of Sales made in such month, broken down by advertiser and showing the amounts invoiced to each advertiser in such month. If such reporting is not received, any credits or discounts offered will be voided for that month.

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101 | T: 212.931.1200 | F: 212.931.1299

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Standard Terms and Conditions

1.	Licensee’s Website - This Agreement applies only to the website(s) for Licensee’s television Property(s) set forth on the Cover Page of this Agreement (the “Sites”). In the event that there is a conflict between the provisions of these Standard Terms and Conditions and any other provision of this Agreement, the provisions of these Standard Terms and Conditions shall control.

2.	License Grant - WorldNow hereby grants Licensee the right during the Term of this Agreement to use WorldNow’s proprietary Producer and Video Producer software (the “Software”) to create and maintain the Sites. The Software, among other things, will allow Licensee staff to publish and manage content on the Sites. Licensee shall retain ownership of all material Licensee furnishes for the Sites, including the URLs, Property branding and logos, and all of Licensee’s content published on the Sites. During the Term, Licensee will use WorldNow exclusively for hosting of the Sites.

3.	Term - WorldNow will host the Sites for you during the Term of this Agreement, which shall commence on the date set forth on the Cover Page and continue for the period of years set forth on the Cover Page (the “Term”).

4.	Audit – Each party will maintain and retain complete and accurate books and records with respect to amounts payable to the other hereunder for a period of at least three (3) years following the receipt of such revenue. During the Term, upon at least thirty (30) days advance written notice, a party may inspect the books and records of the other party at such other party’s principal place of business for the purpose of verifying the accuracy of any Revenue Reports rendered hereunder.

5.	Contests - If Licensee features contests or sweepstakes on the Sites, Licensee is responsible for compliance with all of the laws and regulations and for attaining appropriate legal advice in connection with any such sweepstakes or contests. The laws governing contests and sweepstakes vary from state to state so WorldNow cannot be responsible for them even though the Producer software will enable Licensee to run contests.

6.	Representations & Warranties – Each party represents and warrants to the other that any material it places on the Sites will not be libelous, defamatory, or obscene, and will not infringe or violate the rights of third parties, including intellectual property rights such as trademark and copyright. WorldNow may remove any such material on the Sites, but will have no duty to monitor the Sites for such material. Each party also represents and warrants that it is not subject to any contractual restriction that would be violated by its entry or performance of this Agreement. Each party will indemnify and defend the other, including their affiliates, and the directors, employees and agents of each of them, from any third party claim arising out of the indemnifying party’s breach of this Agreement. Additionally, Licensee will indemnify and defend WorldNow from any third party claims arising out of material posted on the Sites by Site users. Additionally, Licensor will indemnify, defend and hold Licensee, including its affiliates, and the directors, employees and agents of each of them, harmless from any third party claims arising out of the technology provided by Worldnow under this Agreement.

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101 | T: 212.931.1200 | F: 212.931.1299

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7.	Limitation of Liability - Subject to the parties’ respective obligations and undertakings of Section 6 above, Licensee acknowledges that WorldNow software and services are provided “as is” and that in no event and under no circumstances, shall a party be liable to the other party for any special, incidental, consequential or punitive damages arising out of or in connection with this Agreement, even if advised of the possibility of such damages. WorldNow makes no warranties or guarantees, expressed or implied, relating to the Producer or other software or services, including any implied warranty of merchantability or fitness for a particular purpose. Due to the limitations of the Internet, WorldNow can make no warranties to Licensee or the users of the Sites that access to the Sites or to any particular service shall be available at any particular time. Notwithstanding anything to the contrary herein, WorldNow makes no representations or warranties that the use of the WorldNow Video Services and/or WorldNow Video Producer Software will not violate any patents concerning video coding standards or the process and/or concept of streaming audio and/or video over the Internet. Either party may terminate the video services if the owners of such patents or their agents seek to license such patents to or enforce such patents against such party.

8.	Software Restrictions - Licensee may not make or distribute copies of the software provided by WorldNow hereunder (the “Software”), or electronically transfer the Software to another business. Licensee may not port, de-compile, reverse engineer, disassemble, or otherwise reduce the Software to a human-perceivable form or otherwise attempt to derive the source code thereof. Licensee may not modify, sell, rent, transfer, resell for profit, distribute or create derivative works based upon the Software or any part thereof. Licensee shall not remove or alter any WorldNow copyright or patent notices or marks, trade name, trademark or logo appearing or published on the WorldNow video player. Licensee shall not install any third party software on the video encoder used to stream video hereunder without WorldNow’s prior written permission. The license granted hereunder with respect to the WorldNow video software only allows Licensee to install and use the video software on the computers supplied by WorldNow hereunder. This video software license and all rights granted hereunder will terminate immediately upon Licensee’s breach of this paragraph as it applies to the video software licensed hereunder and Licensee shall, at WorldNow’s direction, destroy or return all copies of the video software. As required by On2 Technologies, Inc. (“On2”), On2 shall have the right to enforce the terms of this paragraph against Licensee to the extent that Licensee’s violation of this Section relates to the software and algorithms owned by On2 that are incorporated in the video software licensed hereunder.

9.	Confidential Information - If the parties exchange information during the course of negotiation and/or performance of this Agreement that either of party reasonably designates as confidential, then the recipient promises to keep that information confidential and not to disclose it to others. Licensee hereby acknowledges that WorldNow considers the Producer, its features and manner of its operation confidential and proprietary. WorldNow also considers this Agreement and its provisions confidential. Provided, however, that no information shall be deemed confidential or be required to be treated as confidential if it is in the public domain or enters the public domain without the fault of the party to whom such otherwise confidential information was disclosed. Each party may disclose confidential information to governmental agencies having jurisdiction, its Board of Directors, Board of Managers, shareholders or unit holders, provided that such persons agree to be bound by the confidentiality provisions hereof.

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101 | T: 212.931.1200 | F: 212.931.1299

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10.	Insurance - During the term of this Agreement, both you and we shall maintain an errors and omissions type policy of insurance in effect which policy of insurance shall contain a waiver of subrogation in favor of the additional insureds and will provide a minimum of $5,000,000 of coverage per occurrence. Each party will be named as an additional insured under the other party’s E&O insurance policy.

11.	Service Level – Except for the servers or hardware located on Licensee’s premises, WorldNow will ensure that the servers it uses to provide the services hereunder will function at 99.5 % reliability (i.e., that its “Uptime” of the servers will not be less than 99.5%) measured on a calendar monthly basis. For purposes of this Agreement, Uptime will not include any time when WorldNow’s services are not available. Notwithstanding the foregoing, hours of scheduled maintenance (which will not exceed 12 hours per calendar month) will not be factored into the analysis of Uptime percentages. To the extent reasonably possible, maintenance will be scheduled on weekend mornings between 12:00 am and 12:00 pm EST. In the event that Uptime for a Site in a month is less than 99.5%, WorldNow will adjust the License Fee payable for that Site for that month as follows:

Uptime%	Credit%
99.499 – 96	5%
94-96	10%
92-94	15%
<92	50%

12.	Miscellaneous - No party shall have the right to assign this Agreement, or any of its rights or obligations hereunder, without the prior written consent of the other party, except that each party shall have the right to transfer or assign this Agreement to a legally related entity (i.e., parent, subsidiary, etc.) or to any party who acquires all or substantially all of the assets or business of either party. In the event of transfer of ownership of a Site, Raycom will provide WorldNow with advance notice of such transfer and use commercially reasonable efforts to cause the purchaser to assume this Agreement with respect to that Site for the balance of the Term of this Agreement. In the event that notwithstanding Raycom’s exercise of commercially reasonable efforts to cause the purchaser to assume this Agreement, the purchaser declines to do so, then Raycom will have the right to terminate this Agreement as to the Site so transferred (or to be transferred) with effect from the date of the transfer of ownership upon reasonable written notice to WorldNow. No breach of this Agreement shall be deemed material unless such breach remains uncured for a period of 10 days following receipt of written notice thereof or, with respect to breaches that are incapable of being cured within 10 days, cure of such breach is not commenced within such 10-day period and completed promptly thereafter. This Agreement, which supersedes any prior agreements between the parties regarding the subject matter hereof, shall be governed by the law of the State of New York applicable to agreements made and performed therein, and shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

[[ END OF AGREEMENT ]] 27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101 | T: 212.931.1200 | F: 212.931.1299

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Gannaway Web Holdings LLC

d/b/a WorldNow

27-01 Queens Plaza North, Suite 502

Long Island City, NY 11101

Dated as of October 1, 2014

Mr. Paul McTear

Raycom Media, Inc.

RSA Tower, 20th Floor

Montgomery, AL 36104

Re:	Website Software Agreement - Amendment

Dear Paul:

Reference is made to the Website Software and Services Agreement dated October 1, 2011 (the “Agreement”) between Gannaway Web Holdings LLC (“WorldNow”) and Raycom Media, Inc. (“Licensee”). When signed below, the Agreement will be amended as follows:

1.	Term: The Term of the Agreement is hereby extended until December 31, 2017, provided that Licensee may terminate the Agreement for convenience on December 31, 2016 upon written notice delivered to WorldNow at least 120 days prior to that date.

2.	Fees:

a.	Platform License Fees - Commencing on January 1, 2015, in lieu of the platform license fees rates set forth in the Agreement, Licensee will pay WorldNow an annual platform license fee in the amount of $2,987,000. This amount will be subject to mutually agreed adjustment in the event that Sites are added or removed from the Agreement. The annual platform license fee for 2015 will be payable one-half within 10 days following the full execution of this Amendment and one-half on or before February 1, 2015. In exchange for the foregoing pre-payments, the platform license fees for 2015 will be reduced by $125,000. For 2016 and 2017, annual platform license fees will be payable in equal calendar quarterly installments, due for each month by wire transfer on the first day of such quarter.

b.	Video Bandwidth and Storage Fees – Commencing on January 1, 2015, in lieu of the rates set forth in the Agreement, the rates charged by WorldNow for video streaming and bandwidth will be reduced to WorldNow’s cost. WorldNow will provide Licensee with quarterly copies of its vendor invoicing that documents the cost paid by WorldNow.

c.	Encoder Maintenance Fees - Commencing on January 1, 2015, the $62.50 per month per encoder fee will be eliminated.

d.	Local Ad Serving Fees – Commencing on January 1, 2015, in lieu of the rates set forth in the Agreement, the rates charged by WorldNow for local ad serving will be reduced to WorldNow’s cost. WorldNow will provide Licensee with quarterly copies of its vendor invoicing that documents the cost paid by WorldNow.

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e.	Sailthru License Fees – WorldNow has replaced outbound direct email with the optional Sailthru email platform. In the event that Licensee elects to use the Sailthru email platform, Licensee will pay WorldNow an annual license fee in the amount of $60,000 for use of the Sailthru email platform on the Sites. Licensee may discontinue use of the Sailthru platform at any time upon 30 days prior written notice to WorldNow.

f.	Site Delivery/Premium API usage/Akamai SDK Fees - Commencing on January 1, 2015, the, WorldNow will not charge fees for the following: Site delivery, WorldNow Premium API, and Akamai analytics SDK fees.

g.	Closed Captioning Fee – In consideration of WorldNow’s implementation of upgrades to make its video Software complaint through 2014 with the FCC’s regulations for closed captioning of internet protocol-delivered video programming, Licensee will pay to WorldNow a one-time closed captioning upgrade fee in the amount of $306,000, payable within 10 days following full execution of this Amendment.

h.	Local Sales Settlement Fee – WorldNow waives payment of the $44,000 outstanding amount due to it from Licensee for local sales vertical buybacks.

i.	Mobile Responsive Design – Commencing on January 1, 2015, WorldNow will provide its mobile responsive design platform for the Sites without charge other than the cost of streaming bandwidth and storage used in connection therewith.

j.	comScore SDK - $33.75 per million server calls billed monthly for analytics reporting for third party sites not hosted by WorldNow.

3.	Specialty Sites: Commencing on November 1, 2014, Licensee may use the WorldNow platform to operate up to three additional specialty (non-news) sites beyond the number of such sites currently provided for in the Agreement, without payment of additional license fees, provided that there will be a $5,000 one-time set-up fee for each such additional Site, and all of the other provisions of the Agreement, (including usage fees and advertising allocations) will apply to such additional Sites.

4.	National Advertising:

(a) Local Site Inventory : Subject to Sections 4 (b), 4(c) and 4(d) below, commencing on January 1, 2015, Licensee will control all of the advertising inventory on the Sites.

(b) WorldNow Premium Direct Sales – Commencing on January 1, 2015, Worldnow will have the right to sell national/multimarket Premium direct advertising for all Site advertising inventory accessed through desktop, mobile devices and apps and WorldNow’s rights with respect to the foregoing will be exclusive for the entities listed on the annexed Exhibit A. With respect to entities other than those listed on the annexed Exhibit A, Licensee may make direct national advertising sales, however, it may not make national advertising sales for the Sites using third-party representatives (other than Licensee’s primary broadcast television advertising sales representative). The parties will use reasonable efforts to avoid competing national advertising sales for the Sites. As used herein, “Premium” means Site inventory that is sold directly to national/multi-market advertising agencies, advertisers or advertising aggregators (such as Centro) on a scheduled and/or guaranteed basis. Licensee will make Site inventory available to WorldNow for Premium sales to the extent requested by WorldNow, provided that Licensee will not be required to make available any inventory that has been sold by Licensee (or in the case of Video, that Licensee expects to sell) at a rate that is equal to or greater than the gross Premium CPMs being offered by WorldNow at that time. Any gross CPM rate offered by WorldNow that is less than $5 for display ads and $25 for video pre-roll will be subject to Licensee’s prior written approval. Additionally,

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i.	Worldnow will prevent local advertisers from being sold as Premium and will direct all such local advertiser inquiries to the local stations.

ii.	Worldnow’s national ad team will have access to view Licensee Site inventory for the purposes of determining available inventory and responding to RFPs and will schedule approved campaigns.

iii.	Worldnow’s national ad team will have one contact, a central Licensee resource to work with and discuss instances where there might be an order for inventory that is not available.

iv.	The parties will work together to develop guidelines for dealing with channel conflicts.

Net Revenue from Worldnow’s Premium advertising sales billings for the Sites will be shared with Licensee as follows: Licensee 50% and WorldNow 50%.

(c) Optional WorldNow Remnant Sales – Licensee will have the option to engage WorldNow as its exclusive representative for national remnant (non-guaranteed) inventory on the Sites. For advertising sales made by WorldNow in this capacity, WorldNow will pay Licensee a mutually agreed guaranteed CPM based on 100% fill, based on inventory unit size and type, for Site remnant advertising sales made by WorldNow. WorldNow’s appointment will be for periods of two consecutive calendar quarters at a time, each of which will automatically renew for an additional period of two consecutive quarters, provided that the parties mutually agree in writing at least 60 days prior to the end of the period then in effect with respect to CPM rates to be paid by WorldNow for the succeeding two-quarter period. If the parties do not agree on the applicable CPM rate payable by WorldNow, WorldNow’s appointment as sales representative will terminate at the end of the two-quarter period then in effect. WorldNow’s appointment as exclusive remnant advertising sales representative for the Sites will be subject to a written advertising block list to be approved in advance by Licensee. Licensee and WorldNow will use their best effort to mutually agree by December 5, 2014, on the CPM rates for appointment of WorldNow exclusive representative hereunder for the sale of Licensee’s inventory of remnant advertising on the Sites for the period commencing January 1, 2015 and ending June 30, 2015 pursuant to the terms of the annexed Exhibit B.

(d) Text Links – Commencing on January 1, 2015, the “Text Links” inventory unit will be removed from Exhibit C of the Agreement and Licensee will have the sole right to this inventory unit.

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(e) WorldNow-Supplied Content – With respect to the content supplied by WorldNow for the Sites under Section IV of Exhibit B to the Agreement (National Content Feeds and Channels), the advertising inventory allocations set forth in Exhibits B and C of the Agreement will continue to apply and the revenue share provisions of Exhibit C will continue to apply to the inventory allocated to WorldNow on Site pages containing such content. The inventory and revenue share allocations for search and text links will continue as set forth on Exhibit C of the Agreement.

(f) Advertising Accounting – Within 30 days following the end of each month in which there are sales of Site inventory by WorldNow, WorldNow will provide Licensee with a statement for such prior month detailing the amount of sales and amount due to Licensee. WorldNow will use its best efforts to provided estimated reports of premium and remnant sales within ten days following the end of each month. Calculation and payment of amounts due will be subject to adjustment for impression discrepancies, uncollectable accounts, discounts, make-goods and other similar advertiser/agency accommodations. Within 45 days after each calendar quarter, Worldnow will issue Licensee a report showing each month’s revenue within the calendar quarter along with a check for Licensee’s share of the calendar quarterly Site advertising revenue due hereunder.

5.	Professional Services: Commencing on January 1, 2015, in lieu of the “Third Party Application Integration” language set forth in Section III of Exhibit B of the Agreement, Worldnow will provide a statement of work, cost breakdown and project timeline for professional services requests that are specific to Licensee in the following areas:

●	Custom feature development

●	Content & third party integrations and support

●	API/SDK development, integrations and support

●	Custom database reports

Hours of Professional Services expended by Worldnow will be billed at a rate of $125/hr for Design, Development and Production resources and $75/hr for QA resources. Fees for other labor-intensive requests that fall outside the scope of professional services and daily support services (e.g. extensive DBA queries, topics deletion across all sites, etc.) may also be charged at the Professional Services or negotiated rate, provided a statement of work is issued and agreed to by Licensee prior to the start of such work.

6.	Most Favored Nations: Commencing on January 1, 2015, the “Most Favored Nations” language contained on page 2 of the Agreement will be deleted. Notwithstanding such deletion, WorldNow will use its best efforts to maximize the amount of license and other fees it charges customers for its products and services.

7.	Service Level Agreement: Commencing on October 1, 2014, Section 11 of the Agreement’s Standard Terms and Conditions will be replaced by the language set forth on Exhibit C annexed hereto.

8.	Privacy: Licensee will be solely responsible for Site terms of service, privacy policies and compliance with applicable privacy and other laws and regulations regarding Site users.

9.	Sales Tax: Licensee will be solely responsible for payment of applicable sales and/or use taxes in connection with the Software and services provided under the Agreement.

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Except as amended herein, the Agreement will remain in full force and effect.

If you are in agreement with the foregoing, please return a fully executed copy of this letter amendment to us at your earliest convenience.

Gannaway Web Holdings, LLC

By:	/s/ Albert C. Gannaway
Name:	Albert Gannaway
Title:	Chief Executive Officer

Accepted and Agreed:

Raycom Media, Inc.

By:	/s/ Paul McTear
Name:	Paul McTear
Title:	President and Chief Executive Officer

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Exhibit A

●	Centro
●	Gamut
●	Lion New Media
●	LIN Digital (provided that Licensee may use LIN Digital for mobile advertising sales)
●	Kargo
●	MNI Targeted Media
●	BCF
●	Stepleader
●	RMM Online
●	3 Interactive
●	Nextmark
●	Katz360 (provided that Licensee may use Katz 360 for the sale of “pop-under” units)
●	Local Yokel Media
●	Mansi Media
●	GYK Marketing
●	Division D
●	Collective
●	Local Media Consortium

*Successors of the foregoing entities will be deemed included in this Exhibit and WorldNow may add entities to this Exhibit with Licensee’s consent.

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Exhibit B

WorldNow Remnant Sales:

Q1 2015

Inventory Unit	Guaranteed CPM (net portion payable to Licensee)

728x90 (top of page)	$tbd

468x60	$tbd

300x250	$tbd

Video Preroll	$tbd

Q2 2015

Inventory Unit	Guaranteed CPM (net portion payable to Licensee)

728x90 (top of page)	$tbd

468x60	$tbd

300x250	$tbd

Video Preroll	$tbd

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Exhibit C

Service Level Agreement:

A.	Guaranteed Uptime: WorldNow agrees that (i) the system it provides to Licensee to create and manage content for the Sites (the “System”) will be available at least 99.8% of the time (i.e., that the System “Uptime” will not be less than 99.8% of the time), and (ii) the Sites will function and be available at least 99.99% of the time (i.e., that the Sites’ “Uptime” will not be less than 99.99%) measured on a monthly basis. The Uptime guarantee will be met with respect to (i) the System, if System users are able to update primary Site news content, and (ii) the Sites, if major Site components are available to Site end users. Services unavailability due to hours of ordinary scheduled maintenance and outages occurring other than from the failure of WorldNow System will not be factored into the analysis of System Uptime percentages (but will be factored into Site Uptime percentages). Therefore, WorldNow will calculate System Uptime percentages based on the total number of hours in a given month, minus any unavailability during hours of scheduled maintenance. Sites will be available during hours of normally scheduled maintenance. WorldNow will monitor the total number of hours that the System and Sites are available and, when requested, provide Licensee with reports summarizing the downtime in sufficient detail for purposes of determining its compliance with this provision. WorldNow will provide notice of any scheduled outages that may be necessary at least seventy-two (72) hours in advance. WorldNow will use its best efforts to schedule outages between the hours of 3:00 a.m. and 9:00 a.m. Eastern Time, weekend mornings. Licensee acknowledges that from time to time it may be necessary to deviate from the foregoing in circumstances where immediate action is required to maintain system stability and integrity. WorldNow will perform 24 hour, 7 day monitoring and management of the System. Independent failures of third-party services integrated into the System that provide features, limited to content feeds, ad-serving, traffic reporting, and email, will not be included in the Uptime calculation. Failures of third party services integrated into the System at Licensee’s request will not be included in the Uptime calculation. Failures of WorldNow’s co-location vendor that result in Site or Services unavailability will be included in the Uptime calculation, provided that System or Site unavailability solely due to major failures of the services provided by Akamai will not be included in the Uptime calculation.

B.	Excessive Outage: If Sites are unavailable by reason of the failure of the WorldNow System (i.e., Site or major components of Site are not available to end users) or System malfunctions prevent updating of primary Site news content, WorldNow shall reduce the monthly license fee as outlined in the schedule below and issue Licensee a credit equivalent to the percentage set forth below of the current month’s License Fee for the affected Site and will apply such reduction and credit against Licensee’s next monthly Licensing Fee payment. The following chart indicates the credit percentages to be applied to monthly Uptime levels less than 99.8% for the System and 99.99% for the Sites:

System:
% Uptime	Credit%	Comment
96-99.8	+ 5%	Applicable if more than one occurrence over 9 months.
94-95.99	+ 10%
92-93.99	+ 15%
< 92	+ 50%

Sites:
% Uptime	Credit%	Comment
96-99.989	+ 5%	Applicable if more than one occurrence over 9 months.
94-95.99	+ 10%
92-93.99	+ 15%
< 92	+ 50%

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If the Services or Sites become unavailable for any reason other than because of a scheduled outage, then WorldNow shall use its best efforts to determine the cause of the unavailability and take all available steps to fully restore the Services or Sites at the earliest possible date. In the event the Uptime guarantee set forth herein is not met in four (4) months of any rolling twelve (12) month period, then Licensee may, in its sole discretion, terminate this Agreement with one hundred eighty (180) days prior written notice to WorldNow.

Producer Latency

WorldNow represents that:

a.	the time between 1) completion of Site content changes made using the Producer tool and 2) display of those changes on the corresponding Sites, will take no longer than eleven (11) minutes; and

b.	updates to premium feeds on the Sites using the Producer tool will take no longer than three and one-half minutes (3.5) minutes, to appear on the Sites following the completion of the inputting of such updates.

Latency Service Credits: In the event that the Producer Latency timeframes set forth above in (a) or (b) are not met for a Site five or more times in a particular month due to separate malfunctions with durations of one or more hours each that affect either the ability to publish the majority of text content, the majority image content or the majority of video content and such latency affects all or substantially all of the Sites, then, (i) if such failure is of the section (a) timeframe, the License Fee for that Site for that month will be reduced by five percent (5%), and (ii) if such failure is of the section (b) timeframe, the monthly fee charged to Licensee for Premium Feeds will be reduced by 25% for that Site for that month. In the event that the timeframes set forth above (a) or (b) are not met such that the foregoing fee reductions apply in three months of any twelve-month period, then Licensee will have the right to terminate the Agreement upon one-hundred eighty (180) days prior written notice to WorldNow.

For purposes of computing Uptime or the compliance with the timeframes set forth above in (a) and (b), failures or latency due to the following causes will not be included in the calculations: Licensee equipment failure, failures of Licensee or end-user internet connectivity, major failures of Akamai’s content distribution network, user error, failure of Licensee to follow best practices recommended by WorldNow or Licensee errors in operation of the Software that contribute to such failure or latency.

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Gannaway Web Holdings LLC

d/b/a WorldNow

27-01 Queens Plaza North, Suite 502

Long Island City, NY 11101

August 20, 2015

Mr. Paul McTear

Raycom Media, Inc.

RSA Tower, 20th Floor

Montgomery, AL 36104

Re:	Website Software Agreement - Amendment

Dear Paul:

Reference is made to the Website Software and Services Agreement dated October 1, 2011 (as previously amended, the “Agreement”) between Gannaway Web Holdings LLC (“WorldNow”) and Raycom Media, Inc. (“Licensee”). Reference is also made to the Unit Purchase Agreement dated July 28, 2015, (the “Purchase Agreement”), between Frankly, Inc. and the holders of the outstanding equity in WorldNow, including Licensee, whereby such holders have agreed to sell their interests in WorldNow to Frankly, Inc. The Purchase Agreement is conditioned upon the Term of the Agreement being extended for a period of five years. Accordingly, when signed below, the Agreement will be further amended as follows:

Term: Upon closing of the sale transaction set forth in the Purchase Agreement, the Term of the Agreement will be automatically extended for a period of five years, ending on December 31, 2022, provided that this extension will not affect Licensee’s right to terminate the Agreement for convenience on December 31, 2016, upon written notice delivered to WorldNow at least 120 days prior to that date. . Additionally, Licensee will have the right to terminate the Agreement (1) at any time pursuant to the termination provisions of the Service Level Agreement set forth in Exhibit C of the Agreement and (2) on June 30, 2019, if, in the sole judgment of Licensee, the products and services offered by WorldNow are not as good or better than the products and services offered by other providers considered by Licensee, upon written notice delivered to WorldNow by February 28, 2019.

Except as amended herein, the Agreement will remain in full force and effect.

If you are in agreement with the foregoing, please return a fully executed copy of this letter amendment to us at your earliest convenience.

Gannaway Web Holdings, LLC

By:	/s/ John Wilk
Name:	John Wilk
Title:	General Counsel

Accepted and Agreed:

Raycom Media, Inc.

By:	/s/ Paul McTear
Name:	Paul McTear
Title:	President and Chief Executive Officer

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